UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2026

Smith Micro Software, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35525	33-0029027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5800 Corporate Drive Pittsburgh, PA	15237
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (412) 837-5300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SMSI	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2026, Smith Micro Software, Inc. (the “Company”) announced the appointment of William W. Smith, Jr. as President and Chief Executive Officer (“CEO”) of the Company. Mr. Smith succeeds Timothy C. Huffmyer, who submitted his resignation as President and CEO on September 17, 2026, effective immediately, to pursue other opportunities. Mr. Huffmyer will continue to serve on the Company’s Board of Directors.

As President and CEO, Mr. Smith serves as the Company’s principal executive officer.

Mr. Smith, age 78, has served as the Company’s Executive Chairman of the Board of Directors since March 2026, and prior to that time served as the Company’s President and CEO and Chairman of the Board of Directors from the Company’s formation in 1982 through March 2026. Mr. Smith received a Bachelor of Arts degree in Business Administration from Grove City College. Mr. Smith will deliver continuity of leadership, key insights and extensive knowledge of the telecommunications and wireless industries, garnered during his uninterrupted 44 years of service with the Company.

There are no arrangements or understandings between Mr. Smith and any other persons pursuant to which he was selected as the President and CEO of the Company. There are no family relationships between Mr. Smith and any director or executive officer of the Company.

As previously disclosed in the Company’s periodic filings made with the Securities and Exchange Commission, a trust for which Mr. Smith serves as co-trustee (“Smith”), in September 2025 entered into loan transactions with the Company resulting in aggregate proceeds to the Company of $833,000 in return for one or more secured promissory notes and accompanying unregistered common stock purchase warrants, in each case, before deducting transaction expenses payable by the Company. These notes were subsequently repaid from the proceeds of the March 2026 transaction described below.

In November 2025, the Company entered into a securities purchase agreement with Smith relating to a private placement transaction and sale of unregistered shares of the Company’s Common Stock and accompanying unregistered warrants. The gross proceeds to the Company from the transaction were approximately $1.5 million, before deducting offering expenses payable by the Company.

In February 2026, Smith loaned funds to the Company in return for one or more secured promissory notes and accompanying unregistered common stock purchase warrants with gross proceeds totaling approximately $1,000,000, before deducting transaction expenses payable by the Company. The note issued was subsequently repaid from the proceeds of the March 2026 transaction described below.

In March 2026, Smith and other accredited investors loaned funds to the Company in return for secured convertible notes and accompanying unregistered common stock purchase warrants. The gross proceeds to the Company from the closing with Smith totaled approximately $4.6 million, before deducting transaction expenses payable by the Company.

Except as set forth above, Mr. Smith has no other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act, nor are any such other transactions currently proposed.

In connection with the appointment of Mr. Smith, who served as the Company’s President and Chief Executive Officer through March 2026 and has continued to be employed by the Company in the role of Executive Chairman since that time, no changes have been made to Mr. Smith’s compensation.

Item 7.01         Regulation FD Disclosure.

On September 18, 2026, the Company issued a press release regarding the management changes described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.1 furnished herewith, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.         Financial Statements and Exhibits.

(d)         Exhibits

Exhibit	Description

99.1	Press Release dated September 18, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Smith Micro Software, Inc.

Date: September 18, 2026	By:	/s/ Bethany M. Braund
Bethany M. Braund
Vice President and Chief Financial Officer